FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is entered into by and between ICO Technology, Inc. (“Company”) and Derek R. Bristow (“Employee”), on January 20, 2009, to be effective as of January 1, 2009 (the “Effective Date”).

WHEREAS, effective January 1, 2008, Employee and Company entered into an Employment Agreement (the “Employment Agreement”); and

WHEREAS, the parties desire to amend certain terms of the Employment Agreement, pursuant to this First Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Employee agree as follows:

1.           All capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Employment Agreement.

2.           Clause 2.1 in the Employment Agreement is deleted and replaced with the following, to be effective as of the Effective Date:

2.1           During the Employment Period, Employee shall receive a base salary ("Base Salary"), paid pro-rata in twelve monthly installments.  As of the Effective Date, Employee’s Base Salary rate is U.S. Dollars (USD) 250,008 per year, in monthly installments (“Monthly Installments”) of USD 20,834 (the “Monthly Installment Amount”), payable monthly as follows:

a)           For administrative purposes, and for no other reason, Employee’s pro-rata Base Salary shall be paid from the Company’s Australian affiliate, on the Australian affiliate’s regular pay schedule which is approximately mid-month for any given month.

b)           The Monthly Instalments shall be paid in Australian Dollars (AUD), with the currency conversion from USD to AUD on the Monthly Instalment Amount re-calculated each month as follows: (i) on the first day of each calendar month, the Monthly Instalment Amount of USD 20,834 shall be converted to AUD using the U.S. government published exchange rate (i.e. the Federal Reserve published exchange rate), and the amount so converted, subject to clause (c) below (the “AUD Monthly Payment Amount”) shall be paid in AUD on the Company’s Australian affiliate’s next regular monthly pay date.

c)           Notwithstanding the applicable exchange rate calculated pursuant to clause (b) above, in no event shall the monthly conversion (AUD/USD) be a number lower than 0.50 or greater than 0.90.  Therefore, if the applicable exchange rate is a number lower than 0.50, then an exchange rate of 0.50 shall apply (in which case the AUD Monthly Payment Amount would be AUD 41,666); and if the applicable exchange rate is a number higher than 0.90, then an exchange rate of 0.90 shall apply (in which case the AUD Monthly Payment Amount would be AUD 23,148).

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3.           Except as amended pursuant to this First Amendment, the Employment Agreement remains in full force and effect as executed.

IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

ICO Technology, Inc.

/s/ A. John Knapp, Jr.
By: A. John Knapp, Jr.
Title: President

Employee

/s/ Derek R. Bristow
Derek R. Bristow

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